Exhibit 99.6
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TITLE:
In Vitro Characterization of Vilazodone as a Dual-Acting Serotonin Reuptake Inhibitor and 5-HT1A Receptor Partial Agonist
AUTHORS:
John H. Kehne, Ph.D1., Gerd D. Bartoszyk, Ph.D.2, Hartmut E. Greiner, Ph.D.2, Kerri A. Pierz, Ph.D.3, Matthew J. Renda, Ph.D.3, Christoph van Amsterdam, Ph.D.2, Carol R. Reed, M.D.,3 Maria C. Athanasiou, Ph.D.3

1Translational Neuropharmacology Consulting, LLC, Rockville, MD; 2Merck KGaA, Darmstadt, Germany; 3PGxHealth, LLC, a Division of Clinical Data, New Haven, CT
ABSTRACT: (Current abstract word count = 247 words; maximum allowed, 250)
PRIMARY CATEGORY: pharmacology pre-clinical
SECONDARY CATEGORY: mood disorder
Background: Vilazodone HCl is a novel compound in Phase 3 trials for the treatment of depression. Previous in vivo functional assays demonstrated vilazodone was selective for serotonin versus norepinephrine and dopamine reuptake. The in vitro functional assays presented here relate to the two components of the mechanism of action of vilazodone: serotonin reuptake inhibition (SRI) activity compared with the SSRI fluoxetine and agonist activity at the 5-HT1A receptor.
Methods: Monoamine reuptake was measured in standard rat brain synaptosomal preparations, and 5-HT1A receptor activation was assessed by measuring [35S]GTPgS binding in CHO cells expressing the recombinant human (h) 5-HT1A receptor.
Results: Vilazodone inhibited serotonin reuptake into rat brain synaptosomes with an IC50 of 0.2 nM, which was 30-fold more potent than that of fluoxetine (IC50=6 nM). Vilazodone stimulated binding of the h5-HT1A receptor in the GTPgS assay, demonstrating high potency (EC50=1.4 nM) for and partial agonism at h5-HT1A receptors

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(Emax= 87%) relative to the endogenous ligand serotonin (EC50=40 nM; Emax=100%). The 5-HT1A receptor antagonist WAY100635 alone did not significantly modify GTPgS binding; WAY 100635 at concentrations of 10 and 100 nM did not affect the Emax of vilazodone but shifted the EC50 values of vilazodone to 110 nM and 790 nM, respectively, confirming that the effect of vilazodone is mediated by 5-HT1A receptors.
Conclusions: Vilazodone inhibited serotonin reuptake more potently than did the SSRI fluoxetine and demonstrated activity as a 5-HT1A receptor partial agonist. This dual mechanism of action of vilazodone has potential for treating depression in humans.